Exhibit 99.1

Global Technologies, Ltd. Announces Its Financial Results for the Quarter Ended September 30, 2024 with Major Financial Highlights and Accomplishments

Revenue and Shareholder Equity Continue to Increase

Parsippany, NJ, November 12, 2024 (GLOBE NEWSWIRE) — Global Technologies, Ltd. (OTC: GTLL), a Delaware corporation, today announced its financial results for the quarter ended September 30, 2024.

Financial Highlights:

-Shareholder Equity increase of $4,842,205 at September 30, 2024 from September 30, 2023;

-Revenue increase of $669,431 for the quarter ended September 30, 2024 versus September, 30, 2023, or 100.00%;

-Gross Profit increase of $477,542 for the quarter ended September 30, 2024 versus September 30, 2023, or 100.00%;

-Net income of $256,549 for the quarter ended September 30, 2024 versus $1,224,822 for the quarter ended September 30, 2023. The decrease in net income for the quarter ended September 30, 2024 is largely due to a gain in derivative liability recognized during the quarter ended September 30, 2023 that was not recognized during the quarter ended September 30, 2024.

Financial Commentary:

- Shareholder Equity: At September 30, 2024, shareholder equity increased to $1,789,020, an increase of $256,549 from June 30, 2024 and $4,842,205 from September 30, 2023. The increase in shareholder equity for the quarter ended September 30, 2024 is largely attributable to the Company’s increase in revenue;

- Revenue Generation: For the quarter ended September 30, 2024, Global Technologies reported revenues of $669,431, an increase of $669,431 as compared to the quarter ended September 30, 2023. The Company’s increase in revenue was largely attributable to 10 Fold Services with GOe3 contributing with its initial sales;

- Gross Profit: The Company achieved a gross profit of $477,542 for the quarter ended September 30, 2024 an increase of $477,542 as compared to the quarter ended September 30, 2023. The Company anticipates that its gross profit will continue to improve as it enters into new Sales Agreements;

- Net Income: The Company achieved net income of $256,549 for the quarter ended September 30, 2024, compared to net income of $1,224,822 for the quarter ended September 30, 2023. The decrease in net income for the quarter ended September 30, 2024 is largely due to a gain in derivative liability recognized during the quarter ended September 30, 2023 that was not recognized during the quarter ended September 30, 2024.

Accomplishments Since Quarter End:

-Formed PrimeCare Supply, LLC, a Wyoming limited liability company, to enter into new Sales Agreements with additional pharmaceutical suppliers;

-Company continues to pay down on its dilutive convertible debt and notes payable;

-Continued development of the Company’s Customer Relationship Management Sales Platform software instrumental in the increase in customers and revenue;

-GOe3 continues to align itself with the General Services Administration in an effort to becoming a multiple awards schedule holder in order that they may be awarded contracts through the latest Clean Energy Infrastructure bill, grants, and tax credits.

Management Commentary:

“Our continued growth demonstrates our team’s ability to consistently drive improvement through the use of our technology,” said Fredrick Cutcher, CEO of Global Technologies Ltd. “We are glad to see the maturation of GOe3 with its initial sales and expect to see further expansion of revenues from them over the next year.”

Future Outlook:

Global Technologies remains committed to expanding its market presence in the health and wellness and EV sectors. The Company anticipates continued operational improvements and an increase in its revenue as it further develops its subsidiaries’ capabilities and explores new strategic opportunities.

The Company will continue to invest in top talent at the executive level and in selective technology to drive organic growth.

The Company’s Quarterly Report for the quarter ended September 30, 2024 can be found on the Securities and Exchange Commission’s website at www.sec.gov and on the Company’s website at www.globaltechnologiesltd.info.

About Global Technologies, Ltd.:

Global Technologies, Ltd. is a multi-operational company that is driving innovation and sustainable growth across the technology and service sectors. With a strategic focus on the health and wellness and electric vehicle industries through its subsidiaries, the company leverages cutting-edge technology and innovative business models to revolutionize these sectors. Global Technologies is dedicated to enhancing connectivity, efficiency, and environmental stewardship, thereby delivering substantial value to its customers, partners, and shareholders. Its mission is rooted in empowering businesses and communities with scalable solutions that not only meet current demands but also anticipate future needs, ensuring a sustainable and thriving future for all stakeholders.

Forward Looking Statements:

Statements made in this press release that express the Company or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. The Company cannot guarantee future financial results; levels of activity, performance or achievements and investors should not place undue reliance on the Company’s forward-looking statements. No information contained in this press release should be construed as any indication whatsoever of the Company’s future financial performance, future revenues or its future stock price. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. No information in this press release should be construed as any indication whatsoever of the Company’s future revenues or results of operations.

Contact:

Global Technologies, Ltd.

(973) 233-5151

info@globaltechnologiesltd.info